Exhibit 4.5

Plan Rules of the AstraZeneca Global Restricted Stock Plan

Adopted by RemCo on 1 March 2010 and restated on 22 October 2019.  Plan terminates on 22 October 2029.

French Appendix terminates on 22 February 2026.

AstraZeneca Global Restricted Stock Plan

What is an ‘award’ and when do you get shares?

An award under the Plan is a contingent right to receive shares in AstraZeneca PLC.  When your award ‘vests’ you receive shares.

Your award will normally vest a specified number of years after grant.  After your award vests, you will receive a net number of shares after withholdings for tax have been made.  Your shares will be transferred into a nominee or custodian arrangement for you.

What happens if you leave?

Awards will generally only vest if you are employed.  If you leave AZ within the specified number of years after grant, your unvested awards will normally lapse.

However, if you end employment for one of the following reasons:

(a)                       death,

(b)                      ill-health, injury or disability (in each case evidenced to the satisfaction of your employer),

(c)                       redundancy (within the terms of the Employment Rights Act 1996),

(d)                      circumstances determined by RemCo to be retirement, or

(e)                       the company or business in which you are employed ceasing to be a member of the AZ group,

your award will not lapse and it will normally vest on the date you cease employment, pro-rated for the time you were in employment.

Change of control of AstraZeneca

If there is a change in control of AZ, your award will vest pro-rata (subject to achievement of any performance targets).

Dividends

After vesting, you will receive cash or additional shares to reflect any dividends that would have been paid to you had you held the shares.

General

Awards are personal to you and may not be transferred or charged until they vest.  The awards do not form part of your terms and conditions of employment and are not pensionable.

You may be required to acknowledge the grant of your award and agree to certain terms.

This summary does not form part of the Rules of the GRSP.  The Rules of the GRSP are set out in the following pages and will govern how your awards are treated.  Definitions and interpretation provisions are at Appendix 1.  If you are resident in a country outside of the UK, your award may be subject to special terms.

Rules of the AstraZeneca Global Restricted Stock Plan

1.                                               Grant of Awards

RemCo may approve the grant of Awards to Eligible Employees, subject to the limits in Rule 10.  Awards will not be granted during a Closed Period.

2.                                               Vesting of Awards

2.1                                        Vesting of your Award is subject to such terms and conditions as RemCo considers appropriate before grant.

2.2                                        Unless your Award vests early under Rules 3 or 7, your Award will vest on the Vesting Date to the extent that any terms and conditions imposed under Rule 2.1 have been met.

3.                                               End of Employment

3.1                                        If you end Employment before the Vesting Date other than in any of the circumstances set out in Rule 3.2, your Award will lapse unless RemCo in its absolute discretion decides otherwise, in which case RemCo has discretion to decide when and to what extent your Award may vest.

3.2                                        If you end Employment before the Vesting Date for one of the following reasons:

3.2.1                                       death;

3.2.2                                       ill-health, injury or disability (in each case evidenced to the satisfaction of your employing company);

3.2.3                                       redundancy within the terms of the Employment Rights Act 1996;

3.2.4                                       circumstances determined by RemCo, or anyone authorised by RemCo, to be retirement; or

3.2.5                                       the company by which you are employed ceasing to be a member of the AZ Group, or the part of the business in which you are employed being transferred to a person outside the AZ Group, your Award will vest on the date you end Employment, and will be reduced pro-rata to the proportion of the Vesting Period that has elapsed up to the end of Employment, unless RemCo decides not to pro-rate or to pro-rate on some other basis.

3.3                                        For the purposes of this Rule 3, if you are on statutory family-related leave, you will not end Employment until the earlier of the date on which you notify your employer of your intention not to return to work or the date on which you cease to have statutory or contractual rights to return to work.

4.                                               Lapse of Awards

4.1                                        Notwithstanding any other provision of these Rules, your Award will lapse:

4.1.1                                       if you are declared bankrupt or are unable to hold your Award by operation of law, or you attempt to transfer, assign, charge or dispose of your Award contrary to Rule 12.3;

4.1.2                                       to the extent that: (i) the Award does not vest in full under Rules 3 or 7; or (ii) the number of Shares which are subject to the Award is reduced under Rule 8.

5.                                               Consequences of Vesting of an Award

5.1                                        After vesting of your Award, the number of Shares in respect of which it has vested will, subject to Rule 6, be transferred to you as soon as practicable. Your Shares may be transferred into any nominee or other custodian arrangement as AZ shall determine is appropriate (Shareholding Arrangement) and will be held on your behalf on the terms notified to you from time to time.

5.2                                        In the event that you end Employment, unless your Shares are required by AZ to be retained in the Shareholding Arrangement, you will be required to remove your Shares from such Shareholding Arrangement within six months of the date you end Employment. If your Shares remain in the Shareholding Arrangement at the end of that six month period, AZ will have the right, at any time, to sell or direct the sale of your Shares on your behalf at the prevailing market rate and will remit the cash proceeds to you or to an account with a nominee or custodian on your behalf.

5.3                                        You will have no voting, dividend or other rights in the Shares under your Award before the Vesting Date.  Shares that you acquire under the Plan will not have the benefit of any rights that attach to those Shares by reference to a record date that is earlier than the date when you acquired them.

5.4                                        To the extent that your Award vests you may, at the discretion of RemCo, receive an amount equivalent to the total dividends paid or which are payable on the number of Shares that vest, by reference to dividend record dates during the Vesting Period, or if your Award vests early, until the date of such vesting.  This payment will be made in cash or Shares, subject to deductions for Tax Liabilities, after your Award has vested, but no later than 15 March after the calendar year in which your Award has vested.

5.5                                        Notwithstanding any other provision, RemCo may, at any time, determine that your Award shall not be satisfied by the issue or transfer of Shares but will be satisfied by the payment to you of a cash sum equal to the value of the Shares in respect of which your Award vests on the day of vesting (converted into your relevant payroll currency at an appropriate spot rate) less deductions for Tax Liabilities.

6.                                               Tax

By accepting the Award, you indemnify AZ and your employer against any Tax Liabilities that may arise in connection with the benefits delivered under the Plan.  AZ or your employer may withhold any amount and make any arrangements it considers necessary to meet any Tax Liabilities, which may include the sale on your behalf of any Shares acquired by you under the Plan.

7.                                               Change of Control of AZ

7.1                                        If before the Vesting Date of an Award:

7.1.1                                       an offeror (alone or with any party acting in concert with the offeror) obtains Control of AZ by making an offer to acquire the whole of the issued ordinary share capital of AZ (or any part of it which is not owned by the offeror and any party acting in concert with the offeror);

7.1.2                                       the Court sanctions a compromise or arrangement affecting the Shares under section 899 of the Companies Act 2006; or

7.1.3                                       a resolution is passed for the voluntary winding up of AZ,

unless Rule 7.4 applies, your Award will vest on the date of that event, to the extent decided by RemCo under Rule 7.2.

7.2                                        Where Rule 7.1 applies or is likely to apply, an Award will vest pro-rata to the time which has elapsed between the Date of Grant of the Award and the date of the relevant event (subject to achievement of any applicable performance targets, in the opinion of RemCo, at the time of the relevant event or most practicable earlier date).  However, RemCo may decide to take into account any other factors it believes to be relevant in determining the extent to which an Award will vest in circumstances it considers exceptional.

7.3                                        RemCo will confirm the extent (if any) to which an Award will vest under Rule 7.2.  Confirmation may be before, but conditional on, the relevant event in Rule 7.1.

7.4                                        If a company obtains Control of AZ, but the shareholders of the acquiring company immediately after it has obtained Control of AZ are substantially the same as the shareholders of AZ immediately before that event, and if the acquiring company consents to this Rule 7.4 applying, then your Award will not vest under Rule 7.1.  Instead, it will be exchanged for a new award in respect of shares having a total Market Value being equal to the Market Value of the Shares that are subject to your Award immediately before the exchange.  The new award will be governed by the Rules, except that references to Shares shall refer to shares in the acquiring company, and references to AZ shall refer to the acquiring company.

8.                                               Malus and Clawback

8.1                                        Notwithstanding any other provision:

8.1.1                                       if circumstances occur which, in the reasonable opinion of RemCo, justify a reduction in the number of Shares that are subject to an Award, RemCo may, at any time before an Award vests, determine (acting fairly and reasonably) that the number of Shares over which the Award is granted will be reduced to such amount or number as RemCo considers appropriate in the circumstances (including to nil); or

8.1.2                                       if circumstances occur which, in the reasonable opinion of RemCo, would justify a reduction in the number of Shares that are subject to an Award that has already vested, RemCo may, at any time but no later than six years after the date on which that Award vested, determine (acting fairly and reasonably) that you should repay to AZ (whether by transfer of Shares, payment of cash proceeds or deductions from or set off against any amounts owed to you by AZ or any member of the AZ Group) an amount equal to the benefit, calculated on an after-tax basis, received by you from such vesting, provided that RemCo may, at its discretion, determine that a lesser amount should be repaid.

8.2                                        The circumstances in which RemCo may consider that it is appropriate to exercise its discretion under Rule 8.1 include (but are not limited to):

8.2.1                                       material misstatement or restatement in AZ’s or any member of the AZ Group’s audited financial accounts (other than as a result of a change in accounting practice) (save that RemCo may only consider this circumstance in relation to an Award within 2 years after the date on which that Award vests);

8.2.2                                       serious misconduct by you which results in or is reasonably likely to result in:

8.2.2.1                                                significant reputational damage to AZ, any member of the AZ Group or to a relevant business unit;

8.2.2.2                                                a material adverse effect on the financial position of AZ, any member of the AZ Group or to a relevant business unit; or

8.2.2.3                                                a material adverse effect on the business opportunities and prospects for sustained performance or profitability of AZ, any member of the AZ Group or relevant business unit;

8.2.3                                       you being the member of a business unit, or employee of AZ or of a member of the AZ Group, that suffers:

8.2.3.1                                                significant reputational damage;

8.2.3.2                                                a material adverse effect on its financial position; or

8.2.3.3                                                a material adverse effect on its business opportunities and prospects for sustained performance or profitability.

(save that RemCo may only consider this circumstance in relation to an Award within 2 years after the date on which that Award vests).

8.3                                        If RemCo decides to exercise its discretion under Rule 8, it will confirm this to you in writing.

8.4                                        Nothing in this Rule 8 shall apply to any Awards granted before 3 February 2014.

9.                                               Amending the Plan and Awards

9.1                                        If there is a Variation in the equity share capital of AZ, the number and/or the nominal value of the Shares over which your Award is granted will be adjusted as RemCo decides.  You will be notified of any adjustment under Rule 9.1.

9.2                                        AZ can amend these Rules at any time.

9.3                                        AZ can adopt additional sections of these Rules applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, taking into account any securities, exchange control or taxation laws, which may apply to you, AZ, or any member of the AZ Group.  Any additional sections must conform to the basic principles of the Plan and must not exceed the limits set out in these Rules.

10.                                        Limit on the number of Shares which can be issued

10.1                                 Any Shares you receive on vesting will be Shares that are purchased by the Trustee in the market, and will not be Shares that are treasury shares or are newly issued to you or the Trustee.

10.2                                 Unless RemCo decides otherwise, the maximum Market Value of Shares (determined at the Date of Grant) which may be subject to any Award in respect of any Eligible Employee in any financial year of AZ will be 500% of the Eligible Employee’s basic salary.

11.                                        Administration

11.1                                 The Plan will be administered by RemCo which will interpret and construe any provision of the Plan and may adopt any regulations for administering the Plan and any documents it thinks appropriate.  The decision of RemCo on any matter concerning the Plan will be final and binding.

11.2                                 Any communication in connection with the Plan (including any award documentation) can be given electronically by e-mail or on an online portal designed for the purpose or by personal delivery or post, (in the case of a company, to its registered office and in the case of an individual to the individual’s last known address) or by any other means which AZ and you use to communicate with each other.

11.3                                 Any notice under the Plan will be given: (i) if delivered personally, at the time of delivery; (ii) if posted, at 10.00 a.m. on the third business day after it was put into the post; or (iii) if sent by e-mail or any other form of electronic delivery system, at the time of despatch.

12.                                        General

12.1                                 You can reject an Award in writing within thirty (30) days after the Date of Grant.  If you do not reject your Award, you will be deemed to have accepted it and its terms.  If you reject your Award it will be taken never to have been granted.

12.2                                 You may be required to acknowledge the grant of your Award and its terms, in which case AZ will notify you of this requirement.  If you fail to acknowledge any Award granted on or after 22 October 2019, RemCo shall have the discretion to apply any additional conditions to the vesting of your Award or Shares received on vesting of your Award as it may determine.

12.3                                 Your Award may not be sold, transferred, assigned, charged or otherwise encumbered or disposed of to any person, other than to your personal representatives on your death.

12.4                                 Participation in the Plan is not pensionable and does not form part of your employment contract.  Nothing in the Plan or any document under it will give any person any right to participate in the Plan and the grant of an Award does not create any right or expectation to the grant of an Award in the future.

Your rights and obligations under the terms of your office or Employment will not be affected by your participation in the Plan or any right which you may have to participate under it.

12.5                                 By accepting and not rejecting an Award under the Plan, you waive all and any rights to compensation or damages under the Plan in consequence of any loss of rights under the Plan as a result of: (i) termination of your office or Employment with a member of the AZ Group for any reason; or (ii) the way in which RemCo or any person to whom RemCo has delegated authority, exercises or does not exercise any discretion under the Plan.  Nothing in the Plan or in any document executed under it will give you any right to continue in Employment or will affect the right of any member of the AZ Group to terminate your Employment without liability at any time with or without cause.

12.6                                 The invalidity or non-enforceability of one or more provisions of the Plan will not affect the validity or enforceability of the other provisions of the Plan, which will remain in full force and effect.

12.7                                 The Plan was adopted by RemCo on 1 March 2010 and restated on 22 October 2019.  The Plan will terminate on 22 October 2029 or at any earlier time AZ decides. Termination of the Plan will not affect your Awards.

12.8                                 Nothing in this Plan confers any benefit, right or expectation on a person who is not an Eligible Employee or member of the AZ Group, and no third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan.  This does not affect any other right or remedy of a third party which may exist.

12.9                                 These Rules will be governed by and construed in accordance with the law of England.  You, AZ and any member of the AZ Group submit to the jurisdiction of the English courts in relation to anything arising under the Plan. RemCo may determine that another law will apply to the operation of the Plan outside the United Kingdom.

Appendix 1

Definitions and Interpretation

ADS means an American Depository Share representing Shares;

Award means a contingent right to acquire Shares granted or proposed to be granted under Rule 1;

AZ means AstraZeneca PLC (registered number 2723534);

AZ Group means AZ and any subsidiary, holding company or subsidiary of a holding company of AZ (as each term is defined in section 1159 Companies Act 2006);

Closed Period means a period when you are prohibited from dealing in Shares under the European Union Market Abuse Regulation (596/2014/EU), the Criminal Justice Act 1993, or under any other statute, regulation or similar code to which AZ is subject or other share dealing code adopted by AZ from time to time;

Control shall have the meaning given in section 995 Income Tax Act 2007;

Date of Grant means with respect to an Award, the date on which the Award is granted;

Dealing Day means a day on which the London Stock Exchange plc is open for the transaction of business;

Eligible Employee means any person who at a Date of Grant is an employee but not a director of any member of the AZ Group;

Employment means employment as an employee of any member of the AZ Group;

Market Value means, in relation to a Share on any day, an amount equal to the average of the middle market closing prices of a Share (as derived from the Daily Official List of the London Stock Exchange plc) on the three consecutive Dealing Days preceding that day (or such other Dealing Day or Dealing Days as RemCo may decide) or, in the case of an ADS, by reference to the average of the equivalent price of an ADS as derived from the New York Stock Exchange on trading days as close as possible to those Dealing Days;

Plan means the AstraZeneca Global Restricted Stock Plan constituted by these Rules;

RemCo means the duly authorised remuneration committee of the board of directors of AZ;

Share means a fully paid ordinary share in the capital of AZ or, where the context requires it, an equivalent number of ADSs;

Shareholding Arrangement means the nominee or custodian arrangement referred to in Rule 5.1;

Tax Liabilities means any income tax, employee’s national insurance contributions, social security charges or similar taxes or charges imposed in any jurisdiction for which AZ or any member of the AZ Group is required to account;

Trustee means the trustee for the time being of an employee benefit trust established by AZ;

Variation means a capitalisation issue, rights issue, subdivision, consolidation, reduction, or any other variation in the capital of AZ;

Vesting Date means in relation to an Award the date specified at the Date of Grant, save that if such date falls within a Closed Period, unless RemCo has made a determination under Rule 5.5, the Vesting Date will be the first Dealing Day following the end of that Closed Period;

Vesting Period means in relation to an Award, the period between the Date of Grant of the Award and the Vesting Date; and

you means any Eligible Employee to whom an Award has been granted, or (where the context requires) that Eligible Employee’s personal representatives, and “your” shall be construed accordingly.

Interpretation

Headings are for convenience only.  Words in the singular include the plural and vice versa and words importing gender include both genders.  Reference to statutory provisions include amendments, extensions or re-enactments and equivalent legislation in any country other than England, and include any regulations or subordinate legislation made under them.

Appendix 2

Schedule for US Participants

The provisions of sections 1 to 5 of this Schedule modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are resident in the United States.

1.                                               The following shall be inserted as new Rule 2.3:

“You may be required, as a condition of the vesting of your Award, to represent and agree that, in relation to Shares you acquire under the Plan:

(d)                                                   you understand that such Shares are deemed to be restricted securities within the meaning of Rule 144 under the United States Securities Act of 1933 (the “Securities Act”), which may not be resold in the United States or to a U.S. person except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act;

(e)                                                    you are acquiring such Shares for investment and not with a view to distribution; and

(f)                                                     you will not resell such Shares at any time, except to non-U.S. persons in transactions effected in accordance with Rule 904 of Regulation S under the Securities Act (or any successor section thereto) and only after the expiration of any holding period RemCo may require.

AZ may endorse on certificates representing Shares issued or transferred upon the vesting of an Award such legend referring to the foregoing representations or restrictions or any other applicable restrictions on resale as AZ, in its discretion, shall deem appropriate.”

2.                                               In the definition of “AZ Group”, “subsidiary” shall be defined as any company in which AZ owns, directly or indirectly, a majority of the voting rights.

3.                                               In Rule 3.2.3, the words “redundancy within the terms of the Employment Rights Act 1996” shall be deleted and replaced by “Redundancy”.

4.                                               In Rule 3.2.4, the words “circumstances determined by RemCo, or anyone authorised by RemCo, to be retirement” shall be deleted and replaced by “Retirement”.

5.                                               In Appendix 1 (Definitions) the following definitions shall be inserted:

“Redundancy means termination without cause under circumstances in which you are eligible for a severance payment under a severance program adopted by your U.S. employing company and meets all the requirements of such severance program, including the requirement to execute a valid release of claims;”

“Retirement means:

(g)                                                    in respect of Awards granted prior to 23 July 2018, termination without cause after having attained age 55 with 10 years of service, or, for individuals who actively participate in a defined benefit pension plan, termination without cause after having attained eligibility for an immediate pension retirement benefit; or

(h)                                                   in respect of Awards granted on or after 23 July 2018:

(i)                                                                          termination without cause after having attained age 62 with 5 years of service;

(ii)                                                                       termination without cause after having attained age 65 with 3 years of service; or

(iii)                                                                    any other meaning as may be notified to you in writing at the time of grant of your Award;”.

The remaining provisions of this Schedule modify the Rules of the Plan in respect of any Awards granted under it to Eligible Employees who are US taxpayers (whether or not they are also resident in the United States).

6.                                               Rule 2.2 shall be deleted and replaced with the following:

“Subject to Rules 3, 7 and 8, your Award will vest on the Vesting Date, to the extent that any terms and conditions imposed under Rule 2.1 have been met.  For the avoidance of doubt, you shall have no rights in respect of the Shares the subject of an Award until the Award has vested.  If vesting of an Award would be prohibited by a Closed Period, the day on which the Award vests will be the first Dealing Day on which such prohibition ceases to apply or, if later, the first day on which you are able to trade in the Shares after the Closed Period ceases.  In any event, the latest day by which the Shares subject to an Award will be delivered to you is the US Taxpayer Payment Deadline (as defined in Rule 5.1 (as inserted by paragraph 7 of this Appendix 2)).”

7.                                               Rule 5.1 shall be deleted and replaced with the following:

“After vesting of your Award, the Shares subject to such an Award in respect to which it has vested will, subject to Rule 6, be delivered to you as soon as practicable following the vesting of the Award, but in no event later than the end of the year in which the applicable vesting date occurs, or, if later, by the 15th day of the third month following the applicable vesting date (collectively, the “US Taxpayer Payment Deadline”).  You will not be permitted, either directly or indirectly, to designate the year of payment.  In the event that an Award vests by reason of Redundancy and your termination of Employment occurs in the calendar year preceding the deadline for you to execute and submit a valid release of claims (if any) required by the applicable severance program, then the year of payment will be the year of the release deadline regardless of whether you earlier submit the release.”

“Your Shares may be transferred into any nominee or other custodian arrangement as AZ shall determine is appropriate (Shareholding Arrangement) and will be held on your behalf on the terms notified to you from time to time.”

8.                                               Rule 5.4 shall be deleted and replaced with the following:

“To the extent that your Award vests, you may, at the discretion of RemCo, receive an amount equivalent to the total dividends paid or which are payable on the number of Shares that vest, by reference to dividend record dates during the Vesting Period, or if your Award vests early, until the date of such vesting.  This payment will be made in cash or Shares, subject to deductions for Tax Liabilities, after your Award has vested, but in no event later than the US Taxpayer Payment Deadline (as defined in Rule 5.1 (as inserted by paragraph 7 of this Appendix 2)).”

9.                                               The following shall be inserted as a new Rule 7.5:

“If an Award vests pursuant to this Rule 7, and the event described in Rule 7 also constitutes a “change in control event” under Section 409A of the US Internal Revenue Code of 1986, as it may be amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder (the “Code”), then the Shares subject to it in respect of which it has vested will, subject to Rule 6, be transferred to you as soon as practicable following the vesting of an Award, but in no event later than the US Taxpayer Payment Deadline.  If such event does not constitute a “change in control event” under Section 409A of the Code, then the Award will vest on the occurrence of such event described in Rule 7, but shall not be delivered to you until the earlier of the Vesting Date or the date on which your Award vests under Rule 3.

For the avoidance of doubt, an Award shall only become payable upon the earlier of the Vesting Date or the date upon which your Award vests under Rule 3 or Rule 7.”

10.                                        The following shall be inserted as a new Rule 13:

“13.     Section 409A of the Code.

13.1              The compensation and benefits under the Plan are intended to comply with the requirements of Section 409A of the Code, and the Plan will be interpreted and administered in a manner consistent with that intent.  The preceding provision, however, shall not be construed as a guarantee by AZ of any particular tax effect to you under an Award.  Payment may only be accelerated or delayed if and to the extent that such accelerated or delayed payment is permitted under Section 409A of the Code.

13.2              References to “end of Employment”, “cessation of Employment”, “termination of Employment” and similar terms used in the Plan mean, to the extent necessary to comply with Section 409A of the Code, the date that you first incur a “separation from service” within the meaning of Section 409A of the Code.

13.3              Notwithstanding anything in the Plan to the contrary, if at the time of your separation from service with AZ you are a “specified employee” as defined in Section 409A of the Code, and any payment payable under the Plan as a result of such separation from service is required to be delayed by six months pursuant to Section 409A of the Code, then AZ will make such payment on the date that is six months following your separation from service with AZ.  The amount of such payment will equal the sum of the payments that would have been paid to you during the six-month period immediately following your separation from service had the payment commenced as of such date and will not include interest.

13.4              No Shares issued or payments made in respect of such an Award shall be funded with any assets set aside in a trust or other arrangement in violation of Section 409A(b)(1) of the Code.  To the extent any trust is utilized in administration of the Plan, Awards granted to Eligible Employees who are US taxpayers need not be settled by Shares held in such a trust and such Awards do not form the basis for any claims or rights with respect to such a trust’s assets.

13.5              In the first taxable year in which you become a US taxpayer by reason of becoming a resident alien for US federal income tax purposes, the Plan may be amended solely with respect to you such that the compensation and benefits under the Plan are compliant with or exempt from Section 409A of the Code.  Such amendment must be effective not later than the end of the first year in which you become a resident alien and shall only be effective with respect to amounts that were not vested prior to the date that you became a resident alien.  For any year after the first year in which you are classified as a resident alien, this clause shall not apply, provided that a year may again be treated as the first year in which you are classified as a resident alien if you are classified as a resident alien in that year and have not been classified as a resident alien for the three consecutive years immediately preceding that year.  This clause will be interpreted consistent with the requirements of Section 409A of the Code, including Sections 1.409A-2(c) and 1.409A-3(h) of the US Treasury Regulations, as well as any subsequent guidance under Section 409A of the Code.

13.6              Awards under the Plan that become vested while you are not subject to US federal income taxation but that are paid at a time when you subsequently have become subject to US federal income taxation are intended to be exempt from Section 409A of the Code.  This clause will be interpreted consistent with the requirements of Section 409A of the Code, including Section 1.409A-1(b)(8)(ii) of the US Treasury Regulations, as well as any subsequent guidance under Section 409A of the Code.”

11.                                        Rule 3.3 shall be deleted and replaced with the following:

“For the purposes of this Rule 3, if you are on an authorized leave of absence pursuant to an AZ policy or a legal entitlement, you will not end Employment until the earlier of the date on which you notify your employer of your intention not to return to work or the date on which you cease to have statutory or contractual rights to return to work.”

12.                                        The following sentence shall be appended to the end of the existing Rule 8.1.2:

“Notwithstanding anything to the contrary, this Rule 8.1.2 shall not apply in any jurisdiction where its enforcement would be prohibited by applicable law.”